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                                                               EXHIBIT (A) (VII)

                       THE ENTERPRISE GROUP OF FUNDS, INC.


                             ARTICLES SUPPLEMENTARY


         THE ENTERPRISE GROUP OF FUNDS, INC., a Maryland corporation having its principal office in Baltimore City, Maryland, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: The Board of Directors of the Corporation, an open-end investment company and registered under the Investment Company Act of 1940, as amended, and having authorized capital of Thirteen Billion Seven Hundred Million (13,700,000,000) shares of common stock, par value $.001 per share, has adopted resolutions as follows:

         (1) reclassify Four Billion (4,000,000,000) of the authorized, issued and classified shares of common stock, par value $.001 per share, with an aggregate par value of Four Million Dollars ($4,000,000), classified in Articles Supplementary for the Corporation dated October 31, 2001 for the Large-Cap, Emerging Countries, International Core Growth, Worldwide Growth and Convertible Securities Funds, as unissued and unclassified shares of the Corporation; and

         (2) reclassify Eight Hundred Million (800,000,000) of the authorized, issued and classified shares of common stock, par value $.001 per share, with an aggregate par value of Eight Hundred Thousand Dollars ($800,000), classified in Articles Supplementary for the Corporation dated July 1, 1999 for the Balanced Fund, as unissued and unclassified shares of the Corporation; and

         (3) classify the authorized, unissued and unclassified shares of common stock, par value $.001 per share, such that each of the funds shall consist of 200,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, 100,000,000 shares of Class C Common Stock and 100,000,000 shares of Class Y Common Stock: Mid-Cap Growth, Multi-Cap Growth, Small Company Growth, Small Company Value, Capital Appreciation, Deep Value, Equity, Equity Income, Growth, Growth and Income, International Growth, Global Financial Services, Global Health Care, Global Socially Responsive, Global Technology, Internet, Mergers and Acquisitions, Managed, Strategic Allocation, Government Securities, High-Yield Bond, Tax-Exempt Income, and Total Return; which funds shall have an aggregate par value of $11,500,000; and

         (4) classify the remaining authorized, unissued and unclassified shares of common stock, par value $.001 per share, as the Money Market Fund such that such fund shall consist of 200,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, 100,000,000 shares of Class C Common Stock and 100,000,000 shares of Class Y Common Stock, leaving a balance of 1,700,000,000 shares of unclassified stock of the Money Market Fund, all with an aggregate par value of $2,200,000.


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         SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:


         A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of common stock of the Corporation is set forth in the Corporation's Charter, and has not been changed by the Board of Directors of the Corporation.

         THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to the authority and power contained in the Charter of the Corporation.

         FOURTH: These Articles Supplementary will become effective on May 8, at_____________ [a.m./p.m.].

         IN WITNESS WHEREOF, The Enterprise Group of Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary as of this 8th day of May, 2002, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                            THE ENTERPRISE GROUP OF FUNDS, INC.


/s/ CATHERINE R MCCLELLAN           By: /s/ VICTOR UGOLYN
-------------------------               --------------------------------
Catherine McClellan                     Victor Ugolyn
Secretary                               Chairman

         THE UNDERSIGNED, Chairman of The Enterprise Group of Funds, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges that the foregoing Articles Supplementary are the act of the said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                     /s/ VICTOR UGOLYN
                                     -----------------------------------
                                     Victor Ugolyn
                                     Chairman